UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2021 (September 27, 2021)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2021, Shift Technologies, Inc. (the “Company”) announced that Jeff Clementz will become the Company’s President, effective October 1, 2021. In connection with Mr. Clementz’s appointment, Tobias Russell stepped down from this role as President and will remain the Company’s Co-Chief Executive Officer.

Mr. Clementz, age 47, previously served in various management positions at Walmart from October 2015 to September 2021, most recently serving as Senior Vice President and General Manager of Marketplace and Partner Operations. Prior to that, he served in various management positions at PayPal from May 2003 to October 2015, including as its Vice President and Managing Director of Australia and New Zealand. Mr. Clementz also previously served in various positions with Vendio Services and Intel. Mr. Clementz holds a Master of Business Administration from the University of California, Berkeley and a Bachelor of Arts in Business Administration from the University of Washington.

There are no family relationships between Mr. Clementz and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Clementz is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the employment agreement entered into between the Company and Mr. Clementz, dated September 27, 2021 (the “Employment Agreement”), Mr. Clementz shall initially receive an annual base salary of $450,000, increasing to $510,000 beginning January 1, 2022. Mr. Clementz shall also receive a signing bonus of $500,000, payable in two equal installments on April 1, 2022 and October 1, 2022, subject to continued employment with the Company through each applicable payment date. Mr. Clementz will be eligible to participate in annual bonus programs established by the Company, with a target annual bonus amount of up to two hundred fifty percent (250%) of Mr. Clementz’s base salary in 2021, which amount will be prorated for the remainder of 2021. Thereafter, Mr. Clementz will be eligible to participate in annual bonus programs established by the Company with a target annual bonus amount of up to at least one hundred fifty percent (150%) of Mr. Clementz’s base salary in the applicable performance year. Mr. Clementz will also be eligible to receive a one-time special cash bonus of $2,000,000, payable on October 1, 2024, subject to continued employment with the Company and achievement of performance acceptable to the Board of Directors of the Company (the “Board”) in the sole discretion of the Board.

Also pursuant to the Employment Agreement, Mr. Clementz will be granted no later than December 31, 2021 an equity grant of 781,784 restricted stock units (“RSUs”). 586,338 RSUs will vest based on the passage of time (“Time RSUs”), with twenty-five percent (25%) of Time RSUs vesting on Mr. Clementz’s one-year anniversary and the remaining Time RSUs vesting quarterly in equal installments over the following three years. 195,446 RSUs will vest quarterly over the third and fourth years of Mr. Clementz’s employment, provided that the applicable performance hurdle for the applicable performance year is met. The vesting of the foregoing RSUs is subject to Mr. Clementz’s continued employment with the Company.

In addition, the Employment Agreement provides that Mr. Clementz will be granted (i) an equity grant of 58,634 RSUs no later than December 31, 2021, which shall vest in full on Mr. Clementz’s six-month anniversary of employment with the Company, (ii) an equity grant of 195,446 RSUs no later than December 31, 2022, which shall vest in full on Mr. Clementz’s three-year anniversary of employment with the Company, and (iii) an equity grant of 117,268 RSUs no later than December 31, 2023, which shall vest in full on Mr. Clementz’s four-year anniversary of employment with the Company, provided that the applicable performance hurdle for the performance year has been met. Each of the foregoing awards is subject to continued employment with the Company through the applicable vesting date, and, for (ii) and (iii), achievement of performance acceptable to the Board.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On September 30, 2021, the Company issued a press release announcing the appointment of Mr. Clementz as President, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated September 27, 2021, between the Company and Jeff Clementz.
99.1	Press Release dated September 30, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: September 30, 2021	/s/ George Arison
	Name:	George Arison
	Title:	Co-Chief Executive Officer and Chairman

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